Exhibit 99.2

DoubleVerify To Acquire Rockerbox, Adding Outcome Measurement and Attribution Capabilities to Its Suite of Performance Measurement and Optimization Solutions

DV will integrate customer journey insights, advanced attribution, performance analytics, and AI-powered activation into a unified platform to drive better outcomes.

The transaction also expands DV’s value proposition to mid-market and direct response advertisers.

NEW YORK – February 26, 2025 – DoubleVerify (“DV”) (NYSE: DV), a leading software platform for digital media measurement, data and analytics, today announced that it has entered into an agreement to acquire Rockerbox, a global leader in marketing attribution. Rockerbox’s unified marketing measurement platform provides actionable insights powered by Multi-Touch Attribution (MTA), Marketing Mix Modeling (MMM), and Incrementality Testing solutions. This acquisition enhances DV’s industry-leading suite of data solutions, advancing its capabilities in end-to-end media performance measurement and AI-powered activation. The addition of Rockerbox marks a pivotal step in DV’s evolution from offering media quality protection and performance measurement to powering definitive ad KPI achievement, equipping advertisers with the tools to measure, optimize, and drive real business outcomes.

“At DoubleVerify, we believe fully understanding performance measurement—from media quality to broader attribution insights—has always been essential to maximizing advertising effectiveness and ROI,” said Mark Zagorski, CEO of DoubleVerify. “With the acquisition of Rockerbox, we will gain a transformative opportunity to capture the full scope of a campaign’s performance, integrating DV’s trusted data with conversion insights across both the open web and walled gardens. This is a game-changer for DV and the industry, as we reinforce our position as a unified, independent platform for digital-first performance measurement and AI-powered optimization––serving enterprise brands and mid-market advertisers, while driving growth across lower-funnel campaigns.”

Rockerbox centralizes cross-channel conversion attribution and ad spend data, providing deep insights into customer journeys to help marketers optimize their media investments. By integrating Rockerbox’s measurement capabilities with DV Scibids AITM––the company’s dynamic activation technology—advertisers will gain a continuous feedback loop between measurement, optimization, and activation. This integration unlocks a more precise, efficient, and scalable approach to performance marketing.

“We’re thrilled to join forces with DoubleVerify and bring Rockerbox’s industry-leading measurement technology to even more advertisers, helping them drive better business outcomes,” said Ron Jacobson, CEO of Rockerbox. “By combining DV’s trusted data and Rockerbox’s outcome measurement, we’re delivering the industry’s best full-funnel measurement offering—opening up new growth opportunities for current DV customers and expanding DV’s basket of solutions to attract new ones.”

The combined capabilities of DV and Rockerbox will provide advertisers with the following benefits:

●	Gain a holistic view of cross-channel performance. Centralize campaign data to understand customer interactions across open web, search, social, and CTV. Identify the most influential touchpoints driving conversions.
●	Drive real business outcomes. Harness proprietary AI activation and comprehensive data assets—including customer journey insights, cost, DSP impression-level data, and trusted measurement—to improve performance and achieve key KPIs.
●	Make smarter marketing decisions. Access granular, cross-channel path-to-conversion insights down to the individual ad level, enabling better budget allocation and media planning.
●	Boost operational efficiency. Automate data collection, organization, and media optimization across programmatic and social channels to save time and streamline workflows.

Furthermore, this combined solution strengthens DV’s ability to correlate measurement data with business performance. By aligning fraud, suitability, viewability, attention, and contextual data with Rockerbox’s attribution insights, advertisers can more effectively connect media quality and performance data to real outcomes.

“Granular insights will empower brands to strategically reallocate budgets, ensuring ad spend is optimized for maximum return on investment,” added Zagorski. “But beyond that, we’re enabling them to activate these insights through DV Scibids AI to drive the performance outcomes they need. With this acquisition, we’re advancing our strategy to expand beyond protection and drive superior performance.”

Recent testing with a global brand offering weight loss, fitness, and mindset services showcased the impact of the combined DV and Rockerbox solution. By using Rockerbox as the source of truth for conversion and cost measurement and leveraging DV Scibids AI to optimize campaign performance, the brand achieved CPA (cost per acquisition) reductions of 39% and 20% across two live campaigns. This demonstrates how AI-powered activation and advanced attribution insights can drive greater efficiency and improve overall performance.

This deal expands DoubleVerify’s total addressable market, creating new opportunities in lower-funnel direct-response advertising and strengthening its ability to serve small to mid-sized performance companies.

The acquisition of Rockerbox is a cash transaction valued at $85 million. The transaction is anticipated to close early in the second quarter (the “Acquisition”).

DV will discuss the acquisition in greater detail when it reports fourth-quarter 2024 results on February 27, 2025, at 4:30 p.m. ET.

For more information about DV, visit http://www.doubleverify.com.

About DoubleVerify

DoubleVerify (“DV”) (NYSE: DV) is the industry’s leading media effectiveness platform that leverages AI to drive superior outcomes for global brands. By powering media efficiency and performance, DV strengthens the online advertising ecosystem, preserving the fair value exchange between buyers and sellers of digital media.

Learn more at www.doubleverify.com.

About Rockerbox

Rockerbox aggregates ad spend data across media channels and attributes conversions to help optimize media investment. Key capabilities include: centralized data collection, unified marketing attribution, multi-touch attribution, customer journey mapping, media mix modeling and incrementality testing. Learn more at www.rockerbox.com.